Exhibit 99.2

Energy Hunter Resources, Inc.

Financial Statements

(unaudited)

As of and for the nine months ended September 30, 2019 and 2018

Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc.

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current Assets
Cash	$753,941	$426,952
Prepaid expenses	6,272	188,567
Current assets of discontinued operations held for sale	184,682	437,125
Total Current Assets	944,895	1,052,644

Property and Equipment
Property and equipment, other	74,663	75,269
Accumulated depreciation	(26,511)	(16,713)
Total Property and Equipment, Net	48,152	58,556
Noncurrent assets of discontinued operations held for sale	4,718,951	15,206,750
Deposits	-	10,690
Investment in common stock, at cost	15,691	250,000

Total Assets	$5,727,689	$16,578,640

Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$770,220	$814,506
Accrued liabilities	462,684	-
Accrued interest – related party	196,250	97,500
Senior secured promissory note – related party	1,500,000	1,500,000
Current liabilities of discontinued operations held for sale	1,660,967	4,236,956
Total Current Liabilities	4,590,121	6,648,962
Lease liability	71,607	-
Long term liabilities of discontinued operations held for sale	116,909	1,357,270
Total Liabilities	4,778,637	8,006,232

Commitments and Contingencies	-	-

Series A Redeemable Preferred stock, $0.0001 par value, 500,000 shares authorized, 412,500 shares issued and outstanding at December 31, 2018	-	9,118,691

Stockholders’ Equity (Deficit)
Common stock, no par value; 100,000,000 shares authorized, 6,912,901 and 6,747,290 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	691	675
Series C convertible preferred stock, $25 stated value; 34,000 shares issued and outstanding at September 30, 2019	850,000	-
Additional paid-in capital	5,435,652	5,310,668
Accumulated deficit	(5,337,291)	(5,857,626)
Total Stockholders’ Equity (Deficit)	949,052	(546,283)
Total Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)	$5,727,689	$16,578,640

The accompanying notes are an integral part of these unaudited financial statements.

Energy Hunter Resources, Inc.
Statements of Operations

(Unaudited)

	For the nine months ended September 30,
	2019	2018

Revenue	$-	$-

Costs and Expenses
Depreciation and amortization	9,798	7,372
Impairment expense	247,574	-
Merger and acquisition costs	360,858	1,458,450
General and administrative	707,694	1,989,803
Total costs and expenses	1,325,924	3,455,625

Operating loss	(1,325,924)	(3,455,625)

Other expense (income)
Interest and other income	(963)	(2,595)
Change in fair value of marketable security	234,309	-
Interest expense	135,837	164,787
Total other expense	369,183	162,192

Loss from continuing operations	(1,695,107)	(3,617,817)
Income from discontinued operations	2,215,442	4,864

Net income (loss)	$520,335	$(3,612,953)

The accompanying notes are an integral part of these unaudited financial statements.

Energy Hunter Resources, Inc.

Statements of Changes in Stockholders’ Equity

(Unaudited)

	Series A Redeemable Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2018	412,500	$8,604,803	-	$-	6,269,970	$627	$3,835,654	$(786,292)	$3,049,989
Private placement of common stock	-	-	-	-	127,320	13	530,487	-	530,500
Common shares issued for VCAB merger	-	-	-	-	350,000	35	1,458,415	-	1,458,450
Accrued preferred stock dividend	-	385,416	-	-	-	-	(385,416)	-	(385,416)
Net loss	-	-	-	-	-	-	-	(3,612,953)	(3,612,953)

Balance at September 30, 2018	412,500	$8,990,219	-	$-	6,747,290	$675	$5,439,140	$(4,399,245)	$1,040,570

Balance at January 1, 2019	412,500	$9,118,691	-	$-	6,747,290	$675	$5,310,668	$(5,857,626)	$(546,283)
Cancellation of Series A preferred stock in disposal of oil & gas property interests	(412,500)	(9,118,691)	-	-	-	-	-	-	-
Private placement of common stock	-	-	-	-	165,611	16	124,984	-	125,000
Series C convertible preferred stock	-	-	34,000	850,000	-	-	-	-	850,000
Net income	-	-	-	-	-	-	-	520,335	520,335

Balance at September 30, 2019	-	$-	34,000	$850,000	6,912,901	$691	$5,435,652	$(5,337,291)	$949,052

The accompanying notes are an integral part of these unaudited financial statements.

Energy Hunter Resources, Inc.

Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2019	2018
Cash Flows From Operating Activities
Net income (loss)	$520,335	$(3,612,953)
Income from discontinued operations	2,215,442	4,864
Net loss from continuing operations	(1,695,107)	(3,617,817)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities:
Depreciation expense	9,798	7,372
Impairment expense	247,574	-
Noncash VCAB merger costs	-	1,458,450
Change in fair value of marketable securities	234,309	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	182,295	(125,021)
Deposits	-	(3,990)
Accounts payable and accrued liabilities	351,871	658,442
Net cash from operating activities – continuing operations	(669,260)	(1,622,564)
Net cash from operating activities – discontinued operations	37,976	921,222
Net cash from operating activities	(631,284)	(701,342)

Cash Flows From Investing Activities
Additions to property and equipment	(394)	(44,355)
Proceeds from disposal of property and equipment	1,000	-
Net cash from investing activities – continuing operations	606	(44,355)
Net cash from investing activities – discontinued operations	(17,333)	(620,180)
Net cash from investing activities	(16,727)	(664,535)

Cash Flows From Financing Activities
Series C preferred stock issuance	850,000	-
Private placement of equity	125,000	530,500
Net cash from financing activities – continuing operations	975,000	530,500
Net cash from financing activities – discontinued operations	-	100,000
Net cash from financing activities	975,000	630,500

Net change in cash	326,989	(735,377)

Cash, beginning of period	426,952	1,573,061
Cash, end of period	$753,941	$837,684

The accompanying notes are an integral part of these unaudited financial statements.

Energy Hunter Resources, Inc.
Notes to Financial Statements

(Unaudited)

1. Description of the Business and Summary of Significant Accounting Policies

Energy Hunter Resources, Inc. (the “Company” or “EHR”) is an independent oil and natural gas company engaged in the acquisition, development, and production of oil and natural gas reserves in the United States. The Company was incorporated on May 11, 2016 under the laws of the State of Delaware. The Company’s fiscal year-end is December 31.

Going Concern and Management’s Plans – The Company is in the exploratory stage of development. Operations until late-2019 were devoted to the identification and acquisition of oil and natural gas leasehold interests and the initial drilling activities.

On November 27, 2019, the Company completed a reverse merger with Home Treasure Finders, Inc., a publicly traded company (“Parent” or “HTF”). As a result, the combined company’s primary focus is now on the emerging hemp industry in the U.S. Accordingly, the Company’s oil and natural gas properties are held for sale and this division is presented as discontinued operations in these financial statements.

The Company and its Parent are dependent upon obtaining additional funding to continue ongoing operations, pursue its new strategy and execute its acquisition plans.

Management plans to continue to pursue additional funding opportunities, in order for the Company to meet its obligations as they become due and may not be successful in obtaining additional financing. In the event financing cannot be obtained, the Company may not be able to satisfy its obligations as they become due.

Based on these factors, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation – These interim financial statements are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain disclosures have been omitted from these financial statements. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements, and should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2018 and 2017.

In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for, all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) impairment of long-lived assets, (ii) valuation allowances for deferred income tax assets, (iii) oil and gas reserves and (iv) estimates of accrued liabilities. Actual results could differ from those estimates.

Investment in Common Stock – For periods before March 2019, the investment in common stock did not have readily determinable fair value. The Company held less than a 20% voting interest and therefore the investment was accounted for at cost. The investment was reviewed for impairment when factors indicate that a decrease in value of the investment is other than temporary. As of December 31, 2018, there were no factors indicating other than temporary impairments of the Company’s investment.

In February 2019, the investee was acquired by a public company whose common stock has a readily determinable market value. As such, the Company began accounting for the investment in common stock at its fair value with unrealized gains and losses included in income. The Company recognized an unrealized loss of $234,309 in the nine months ended September 30, 2019.

Major Customer and Concentration of Credit Risk – We have a limited number of customers. We estimate an allowance for doubtful accounts based on an analysis of specific customers, taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. An allowance for doubtful accounts was not needed as of September 30, 2019 or December 31, 2018.

Recent Accounting Pronouncements – In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, to clarify how eight specific cash receipt and cash payment transactions should be presented in the statement of cash flows. We adopted the new standard on January 1, 2018. Adoption of this standard had no material impact on our consolidated statements of cash flows and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a night-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases, Leases of mineral reserves and related land leases are exempted from the standard. The Company adopted ASU 2016-02 on January 1, 2019 and elected the package of practical expedients within the standard which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs, The Company made an accounting policy election to not separate lease and non-lease components for all leases. The adoption of this standard resulted in the recognition of right-of-use assets and lease liabilities for the Company’s office lease totaling $279,111.

2. Discontinued Operations

In connection with the reverse merger with HTF, management determined to fully divest of EHR’s oil and gas activities. These activities are presented as discontinued operations for each of the periods presented and are being actively marketed for sale.

The following is a summary of the carrying amounts of major classes of assets and liabilities of the discontinued operations to assets and liabilities held for sale:

	September 30,	December 31,
	2019	2018
Assets
Accounts receivable -
Current assets of discontinued operations held for sale	$184,682	$437,125

Oil and Natural Gas Properties held for sale, at cost, using the successful efforts method	5,285,340	15,712,417
Accumulated DD&A	(566,389)	(505,667)
Total oil and gas properties, net of discontinued operations held for sale	4,718,951	15,206,750
Total assets of discontinued operations held for sale	$4,903,633	$15,643,875

Liabilities
Accounts payable	$37,549	$820,201
Deferred revenue	-	1,076,390
Accrued liabilities	401,344	466,254
Asset retirement obligations	51,558	415,061
Revenue payable	70,516	1,459,050
Note payable	1,100,000	-
Current liabilities of discontinued operations held for sale	1,660,967	4,236,956

Senior subordinated convertible debenture	-	400,000
Asset retirement obligations	116,909	957,270
Long term liabilities of discontinued operations held for sale	116,909	1,357,270
Total liabilities of discontinued operations held for sale	$1,777,876	$5,594,226

The following is a summary of the major classes of line items constituting income from discontinued operations shown in the statements of operations:

	For the nine months ended September 30,
	2019	2018
Revenue
Oil and gas sales	$386,431	$2,627,550
Overhead fees	31,000	97,500
Total revenue	417,431	2,725,050

Costs and Expenses
Lease operating expense	303,780	1,398,842
Exploration expense	-	2,025
Depreciation, depletion & amortization	60,722	380,512
Accretion	29,008	147,651
Gain on disposal of oil & gas property interests	(1,666,790)	-
Impairment & abandonment	229,466	-
Mergers & acquisition costs	100,000	791,156
Total costs and expenses	(943,814)	2,720,186

Other income	(881,697)	-
Interest expense	27,500	-

Income from discontinued operations	$2,215,442	$4,864

San Andres Acquisition #2 – On March 27, 2018, the Company entered into an agreement with Lubbock Energy Partners LLC (“LEP”) to acquire an additional 8,817 gross acres in the San Andres oil play in Cochran County, Texas of the Permian Basin. In a related transaction, the Company received a payment of $881,697 from Brigadier under its option agreement to purchase an interest in these acres. The acquisition was anticipated to close in January 2019. The Company elected not to complete its portion of the acquisition because of market conditions. Brigadier completed its purchase with LEP in 2019 at which time the Company recognized the option fee in income, within income from discontinued operations in the statements of operations.

San Andres Acquisition #3 – On November 5, 2018, the Company made an initial payment of $100,000 for an agreement to acquire another 4,287 acres located in the San Andres oil play of the Permian Basin, adjacent to its existing leasehold position in Cochran County, Texas. The anticipated closing would have been in January 2019. The Company elected not to complete this acquisition because of market conditions. The initial payment was expensed in 2019 within income from discontinued operations in the statements of operations.

Disposal of Oil & Gas Property Interests – On March 1, 2019, the Company entered into a Termination, Repurchase and Release Agreement (the “Agreement”) with LEP wherein the Company reassigned a 52% working interest in the oil & gas assets acquired in the San Andres Acquisition #1 back to LEP (with the Company continuing to hold an 8% working interest in those assets) in exchange for the return and cancellation of 412,500 shares of the Company’s Series A Preferred Stock plus all accrued and unpaid dividends thereon and LEP’s assumption of the Company’s obligations under its Senior Subordinated Debentures totaling $400,000. Operatorship of the oil & gas assets was transferred by the Company to LEP, and amounts owed by the Company to LEP and all trade payables associated with the assets were memorialized in the form of a non-recourse promissory note totaling $1.1 million. The Company and LEP also entered into certain financial arrangements and mutual releases in order to settle all existing disputes relating to the assets arising prior to the effective date. The promissory note is due March 1, 2020, bears interest at 5% per annum and requires no payments until maturity. The Company recognized a gain on disposal of $1,666,790 within income from discontinued operations in the statements of operations. In June 2020, the $1.1 million non-recourse promissory note and accrued interest thereon was settled upon LEP’s foreclosure of the Company’s Gap Band property interest.

3. Note Payable — Related Party

Senior Secured Promissory Note – On March 31, 2017, the Company entered into a subscription agreement under which we issued a $3,000,000 10% Senior Secured Promissory Note with an initial maturity of September 1, 2017 to Satellite Overseas (Holdings) Limited (“SOHL”), a stockholder of the Company’s common shares. The Senior Secured Promissory Note was funded through three equal monthly draws of $1 million made in April, May, and June 2017. Upon maturity, at the option of the holder, the Senior Secured Promissory Note may either become due and payable or convert into shares of common stock at 75% of the share price in a qualified equity offering. Upon an occurrence of an event of default, the interest rate of the Senior Secured Promissory Note escalates to 12%. The Senior Secured Promissory Note is secured, pursuant to a deed of trust, by a first priority security interest in a 50% working interest in the profits from all oil and gas produced from the Gap Band 2-H well in Karnes County, Texas.

The Company and SOHL agreed to nine interim extensions of the maturity date. As extended, the maturity date is April 30, 2020.

The contingent put option in the Senior Secured Promissory Note is an embedded derivative that is recorded at fair value. The fair value calculation includes Level 3 inputs including the estimated fair value of the Company’s common stock and assumptions regarding the probability that the contingent put will be exercised. Management determined that the probability that the convertible note will be settled in shares was near zero at inception and has remained near zero during the term of the promissory note. The holder has indicated to the Company that they do not intend to exercise the conversion option. Therefore, the Company concluded that the fair value of the embedded derivative was near zero throughout the term of the convertible note.

The provision in the Senior Secured Promissory Note for escalation of interest rates from 10% to 12% is also an embedded derivative that must be recorded at fair value as the escalation of the interest rate is based on factors other than credit risk. The fair value of this derivative is not material because there has not been an escalation of the interest rate on the Senior Secured Promissory Note during the term of the note, the Company has been able to extend the maturity of the Note and any potential escalation of the interest rate would be immaterial to the financial statements.

Accrued interest and fees on the Senior Secured Promissory Note were $196,250 and $97,500 at September 30, 2019 and December 31, 2018, respectively.

Senior Subordinated Debentures – On October 10, 2018, the Company issued Senior Subordinated Debentures totaling $400,000 with certain investors. The term of the debentures was 36 months with 10% interest per annum payable quarterly. The Senior Subordinated Debentures were extinguished in March 2019 as part of the disposal of oil & gas property interests (see Note 2).

4. Other Related Party Transactions

The Company had a previous business relationship with Pilatus Hunter, LLC, (“Pilatus Hunter”), a company owned by the Company’s CEO. Pilatus Hunter provides private air travel services, which began in September 2016. Pilatus Hunter was paid or advanced $137,151 for services during the nine months ended September 30, 2018. No amounts were paid or advanced during the nine months ended September 30, 2019. At September 30, 2019 and December 31, 2018, accounts receivable – related parties included $54,305 due from Pilatus Hunter which was subsequently received in the fourth quarter of 2019.

Before completion of the reverse merger with HTF, the Company had balances due from employees from time to time in the normal course of business. At September 30, 2019 and December 31, 2018, accounts receivable from employees totaled $130,377 and $5,377, respectively. These amounts were subsequently received in the fourth quarter of 2019.

5. Asset Retirement Obligations

Total asset retirement obligations (“ARO”) consists of amounts for future plugging and abandonment liabilities on our wellbores and facilities based on third-party estimates of such costs, adjusted for inflation at a rate of 2%. These values are discounted to present value using our credit-adjusted risk-free rate of 10% per annum. The following table summarizes the changes in ARO:

Balance at December 31, 2018	$1,372,331
Disposal of oil & gas property interests	(1,232,872)
Accretion expense	29,008
Balance at September 30, 2019	$168,467

6. Commitments and Contingencies

Leases – On March 31, 2019, the Company abandoned its office lease. The right of use asset on the balance sheet at this date was fully impaired. The Company recognized impairment expense totaling $247,574 for this abandonment.

This office lease required monthly payments of $10,802 until its expiration on May 31, 2021. No rent payments have been made since abandonment. The lessor has made a claim for rent and the Company has made a counterclaim due to the premises being uninhabitable due to the actions of other tenants located on the floor. At September 30, 2019, the Company had accrued unpaid rent totaling $241,118.

Rent expense for nine months ended September 30, 2019 and 2018 totaled $60,980 and $161,804, respectively.

Litigation – From time to time, we are subject to various litigation and other claims in the normal course of business. Below is a discussion of two specific matters. We cannot estimate the ultimate outcome of these matters.

JDONE, LLC v. Grand Traverse Holdings, LLC and John Gallegos, Denver District Court Case No. 2019CV33723

JDONE is a wholly owned subsidiary and landlord of a commercial warehouse building (“the Property”) that was leased to Grand Traverse on December 31, 2018 for a term of 61 months, with a personal guaranty from Defendant John Gallegos. On April 12, 2019, Grand Traverse presented JDONE with a forged, signed copy of the draft early termination amendment that JDONE had previously rejected. JDONE has suffered damages due to Defendant’s misconduct of approximately $823,504 plus interest and attorney’s fees. A court ordered mediation was held in May 2020 without success. All material defendant motions have been denied by the court. The case is set for jury trial in calendar year 2020.

KBSIII Tower at Lake Carolyn, LLC and Prime US-Tower at Lake Carolyn, LLC (collectively – “KBSIII”) vs. Energy Hunter Resources, Inc.

Plaintiff/Counterdefendant KBSIII is seeking lost rent on office space for periods after EHR vacated office premises located in Las Colinas, Texas. EHR has filed a counter suit alleging specific damages due to uninhabitable premises of the office space due to the intolerable conduct of other tenants located on the same floor. Discovery in the case is almost complete.

Environmental Remediation – Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations, and accordingly no reserves have been recorded.

7. Income Taxes

No amounts were recorded for income tax expense during the nine months ended September 30, 2019 or 2018. The Company maintains a full valuation allowance against its net deferred tax assets at each reporting date.

8. Stockholders’ Equity

Common Stock Issued for VCAB Acquisition – On May 4, 2018, the Company entered into an “Agreement and Plan of Merger” with VCAB Five Corporation (“VCAB”) to substantially facilitate an increase in the number of qualified shareholders of the Company. In connection with the merger, the Company issued 350,000 shares of common stock to the holders of Class 5 claims following VCAB’s bankruptcy filing.

Series A Redeemable Preferred Stock – On December 1, 2017, the Company designated 500,000 shares of Series A 6.00% Perpetual Redeemable Convertible Preferred Stock (the “Series A Preferred Shares”). Of the 500,000 Series A Preferred Shares, (i) 412,500 shares were issued to LEP in the San Andres Acquisition #1 and (ii) 87,500 shares were reserved for the payment of dividends in kind. All of the Series A Preferred Shares had a stated value of $20.00 per share. The Series A Preferred Shares contained a substantive conversion option, were not mandatorily redeemable and converted into a fixed number of common shares. As of December 31, 2018, there were 412,500 Series A Preferred Shares outstanding.

Pursuant to the Certificate of Designation for the Series A Preferred Shares (the “Certificate of Designations”) each Series A Preferred Share was convertible at any time, at the option of the Holder into one share of common stock. If not converted sooner, the Company had the right to repurchase all or any portion of the then outstanding shares of Series A Preferred Shares at a price, in cash, equal to the stated value per share, plus all accrued but unpaid dividends thereon to the date of payment, (i) at any time following the one-year anniversary of the original issue date, or (ii) if (A) the average closing bid price of the corporation’s common stock shall have equaled or exceeded 125% of the stated value for the immediately preceding 20 trading days and (B) the shares of common stock issuable upon conversion. This conversion option was considered clearly and closely related to the Series A Preferred Stock host contract and therefore did not require bifurcation.

Dividends on the Series A Preferred Shares were payable quarterly at the Company’s election in cash, Series A Preferred shares or a combination of cash and shares at an annual dividend rate of 6.00%. The Series A Preferred Stock was presented as “mezzanine equity” in the Company’s consolidated balance sheets because it was mandatorily redeemable.

On March 1, 2019, all outstanding shares of the Series A Preferred Stock and accrued dividends thereon were returned and cancelled in the disposal of oil & gas property interests. Refer to Note 2 for more discussion.

Series C Convertible Preferred Stock – In the third quarter of 2019, the Company raised $850,000 of additional funding through the issuance of 34,000 shares of Series C Convertible Preferred Stock having a stated value of $25 per share. The Series C preferred stock paid no dividends and had no voting rights. It was automatically convertible into EHR common stock at a conversion price equal to $0.352 per common share upon closing of a merger or acquisition. Proceeds of this issuance were used to fund transaction expenses in connection with the legal acquisition of EHR by HTF. The Series C Convertible Preferred Stock converted into 2,414,773 shares of EHR’s common stock upon completion of the reverse merger with HTF on November 27, 2019.

Management Incentive Plan – The Company adopted an equity-based management incentive compensation plan (the “Plan”) and reserved 750,000 shares for issuance pursuant to grants made under the Plan. As of September 30, 2019, there have not been any grants made under the Plan.

9. Supplemental Cash Flow Information

	For the nine months ended September 30,
	2019	2018

Cash paid for interest	$-	$-
Cash paid for taxes	-	-

Noncash investing and financing activities:
Initial recognition of right to use asset and lease liabilities	279,111	-
Right of use asset amortization	31,537	-
Apply deposit against lease liability	10,690	-
Capital expenditures in accounts payable	-	561,796
Accrual of preferred stock dividends	-	385,416

10. Subsequent Events

Convertible Promissory Note – In October 2019, HTF issued a convertible promissory note to EHR in exchange for EHR’s payment of HTF’s accounts payable and expenses associated with the planned merger. The convertible promissory note bears interest at 4% per annum and matures on November 1, 2021. Commencing 180 days subsequent to the date of the convertible promissory note, any portion or all of the principal and accrued interest payable is convertible by the holder at any time prior to payment into the common stock of the Company at a rate of $0.352 of principal and/or interest per share.

EHR distributed the convertible promissory note receivable to its shareholders prior to consummation of the Transaction.

Merger with Home Treasure Finders – On November 27, 2019, HTF completed the purchase of 6,328,948 shares of Company common stock representing approximately 68% of the issued and outstanding Company common stock through the issuance of 6,328,948 shares of the Parent’s Series A Convertible Preferred Stock (“Series A Preferred”). Each share of the Series A Preferred; (a) converts into 12 shares of common stock of the Parent, (b) possesses full voting rights, on an as-converted basis, with the common stock of the Parent, and (c) has no dividend rate.

In an exchange transaction also effective November 27, 2019, the Company acquired an additional 26% of the common stock of EHR through the issuance of common stock and warrants.

As of the closing date, the Parent owns approximately 94% of the issued and outstanding common stock of the Company. Thus, the Company is a majority owned subsidiary of the Parent. The acquisition of the Company by HTF has been accounted for as a reverse merger.

The Company’s chief executive officer, Gary C. Evans, became the chief executive officer of the Parent upon closing. Effective December 3, 2019, the Parent’s name was changed to Generation Hemp, Inc. and its trading symbol changed to “GENH”.

Convertible Note from Shareholder – In the fourth quarter of 2019, the Company’s CEO advanced $370,770 under a convertible note bearing interest at 10% per annum. This note, including accrued interest, was converted into 1,061,970 shares of GenH common stock on December 31, 2019.

Impairment of Oil & Gas Property Interests – In the fourth quarter of 2019, the Company’s oil and gas properties became impaired due to the market decline and the Company’s determination to exit the oil and gas business. The Company’s interest in the San Andres Acquisition #1 was determined to be fully impaired and its interest in the Gap Band property was determined to have a fair value of $1.2 million at that time.

Disposal of Gap Band Property Interest – In June 2020, LEP completed the foreclosure of the Company’s remaining ownership interest in the Gap Band property due to the Company’s default on its $1.1 million non-recourse promissory note and accrued interest thereon. The Company estimates that a gain of approximately $25,000 will be recognized in 2020 as a result of this disposal.

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